Exhibit 3.2

ARTICLES OF AMENDMENT

TO THE

ARTICLES OF INCORPORATION

OF

SANTANDER HOLDINGS USA, INC.

            1.         Name.  The name of the corporation is Santander Holdings USA, Inc.

            2.         Text of Amendment.  The text of the amendment adopted is as follows:

A.  Section 3 of Article VI of the Articles of Incorporation shall be deleted in its entirety, and replaced with the following:

                3.             The Corporation shall indemnify (i) any person who was or is a party to any proceeding, including a proceeding brought by a shareholder in the right of the Corporation or brought by or on behalf of shareholders of the Corporation and including any proceeding relating to an event or events arising before the date of this amendment to Section 3 of Article VI, by reason of the fact that he or she is or was a Director, officer, employee or agent of the Corporation or of Sovereign Bank or of any legal entity directly or indirectly owned or controlled by Sovereign Bank, or (ii) any Director, officer, employee or agent who is or was serving at the request of the Corporation as a director (including a member of any advisory board), trustee, partner or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against any liability incurred by him or her in connection with such proceeding unless he or she engaged in willful misconduct or a knowing violation of the criminal law.  A person is considered to be serving an employee benefit plan at the Corporation’s request if his or her duties to the Corporation also impose duties on, or otherwise involve services by, him or her to the plan or to participants in or beneficiaries of the plan.  The Board of Directors is hereby empowered, by a majority vote of a quorum of disinterested Directors, to enter into a contract to indemnify any such Director, officer, employee or agent in respect of any proceedings arising from any act or omission, whether occurring before or after the execution of such contract.

            3.         Approval.  The amendment was adopted by the Board of Directors of the Corporation on June 2, 2011.

            4.         Shareholder Action.  The amendment was approved by the written consent of sole shareholder of the Corporation dated June 9, 2011.

Dated:  June 10, 2011

            IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be executed by its duly authorized officer.

                                                                        SANTANDER HOLDINGS USA, INC.

                                                                        By: /s/ Christopher Pfirrman

                                                                        Name: Christopher Pfirrman

                                                                        Title:   Assistant Secretary